Exhibit 99.1

BPO Management Services Announces Financial Results for First Quarter 2009

Revenue Increases 41% in First Quarter 2009
Healthaxis Integration Proceeds According to Plan

ANAHEIM, Calif., May 18, 2009  /PRNewswire-FirstCall/ -- BPO Management Services Inc., (OTC BB: HAXS), a full-service healthcare and business process outsourcing company focused on serving the middle-market, today announced its financial results for the first quarter 2009, ended March 31, 2009. The results reflect the merger of BPO Management Services and Healthaxis, Inc., which was completed on December 30, 2008.

Operational Highlights

•
The Company increased total revenue by 41.2% to $10.3 million, inclusive of the new contribution of $3.6 million from its merger with Healthaxis, compared to $7.3 million for the first quarter last year, a period which included no contribution from Healthaxis.

•
The sequential revenue growth of 45% compared to the fourth quarter of last year exceeded the Company’s guidance of 35% sequential growth, largely due to improved performance from its Healthcare segment.

•
As revenue grows and ongoing Company integration activities take hold, BPOMS continues to drive down SG&A as a percentage of revenue. SG&A expenses for the first quarter of 2009 were 35.5% of total revenue, as compared to 59.5% for the first quarter last year. This is an important trend that is expected to continue based on the Company’s strategy to grow its top line, while integrating consolidated Company SG&A. Management believes that this trend demonstrates BPOMS operating leverage as incremental revenue drives increasingly higher margins going forward.

•	The Company has increased its recurring revenue content to approximately 80% and continues to drive towards its goal of 90%-plus of revenues derived from recurring revenue contracts.

•
The Company continues to accelerate business integration activities as a result of its recent merger with Healthaxis. As part of this important effort the Company recently announced that John Carradine, former CEO of Healthaxis, has been promoted to Chief Operating Officer of BPOMS, where he will oversee all Company operations as well direct the ongoing integration/cost reduction activity. In addition, the Company has promoted Ron Herbert, former CFO of Healthaxis, to Chief Financial Officer of BPOMS, in conjunction with its efforts to consolidate all financial and related back-office functions into its Dallas operation to reduce costs and enhance Company financial management. As an important part of this consolidation effort the Company has taken action on approximately $2 million in annualized cost reductions that will be implemented by the end of the second quarter. Management believes that this ongoing consolidation activity, in conjunction with continued top-line growth will drive profitability in the coming quarters.

•
The Company continues to experience positive sales traction with several significant opportunities moving forward towards a successful close. In addition, as expected, the Company also renewed several existing customer contracts during this quarter, including a five year renewal through the end of 2015 of one of the largest Healthcare Division customers.

Patrick Dolan, chief executive officer of BPOMS, said, "BPOMS remains strategically aligned with the ongoing cost-reduction trend for middle market enterprises. In addition to improving overall business results we are actively pursuing several strategic alternatives in order to strengthen our balance sheet and provide the necessary working capital to fully accelerate our growth as we continue to drive towards critical mass. Our pipeline remains robust, and our unique ability to reduce the cost of ownership, improve operational efficiencies and enhance the quality of our customer’s technology investment continues to resonate within the marketplace.”

“We have now successfully built a scalable, robust BPO delivery platform providing key vertical solutions in healthcare, financial services and information technology,” Mr. Dolan continued. “Most importantly, these solutions are anchored by industry recognized IP, and delivered under recurring revenue contracts from a high availability, on-demand Tier 1 infrastructure with considerable excess capacity, in conjunction with a multi-shore delivery capability.  As we continue to grow our business, we expect that this capability will drive increasingly better operating margins for both our customers and ourselves.”

First Quarter 2009 Financial Results
For the first quarter, total revenue increased 41.2% to $10.3 million from $7.3 million for the same period last year. The change was due to inclusion of the Healthcare business segment, which was acquired through the Healthaxis, Inc. merger on December 30, 2008, offset by a small decrease in our base business primarily the result of the reduction in value of the Canadian dollar relative to the U.S. dollar and the strategic shift in our HRO business towards a Software as a Service (‘SaaS’) model as compared to a traditional one-time license approach. In fact, without the decline in the Canadian dollar our base business would have shown a net improvement. Total operating expenses for the quarter were $11.6 million, an increase of 29.5% compared to total operating expenses of $8.9 million during the first quarter last year. Included in the operating expenses was a $3.1 million increase in cost of services and $339,000 increase for depreciation and amortization, primarily related to the merger with Healthaxis offset by the decrease in stock-based compensation expense, which became fully vested and completely expensed as of December 31, 2008, a result of the reverse merger with Healthaxis on December 30, 2008. The loss from operations for the quarter decreased to $1.3 from $1.7 million in the prior-year first quarter despite an increase in depreciation and amortization expense of $339,000. The net loss for the quarter was $1.5 million compared to a net loss of $1.7 million in the first quarter last year.

Mr. Dolan continued, “As of March 31, 2009, approximately 80% of our revenues were derived from recurring revenue contracts and we continue to focus on building out our backlog of future business to be delivered in the years to come. Management remains confident that as we continue our ongoing integration/cost reduction efforts, in conjunction with growing our recurring revenue base that we are well-positioned to accelerate growth and achieve positive cash flow from operations in fairly short order.”

As of March 31, 2009, BPOMS' balance sheet showed $1.7 million in cash compared to $2.8 million at December 31, 2008.   In order to strengthen its balance sheet, the Company is considering raising capital by issuing its securities and/or debt or by way of a strategic merger.

About BPO Management Services, Inc.
BPO Management Services (BPOMS) is a healthcare and business process outsourcing (BPO) service provider that offers a diversified range of on-demand services, including claims processing, human resources, information technology, and enterprise content management, to support the back-office business functions of the middle-market on an outsourced basis. BPOMS supports middle-market businesses new to the BPO market, established businesses that already outsource, and businesses seeking to maximize return-on-investment from their in-house workforce. For more information, please visit http://www.bpoms.com

Forward-Looking Statements
Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as "anticipate," "believe," "expect," "future," "may," "will," "would," "should," "plan," "projected," "intend," and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of BPO Management Services, Inc. (the "Company") to be materially different from those expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to: (i) the Company's ability to obtain sufficient capital or a strategic business arrangement to fund its current operational or expansion plans; (ii) the Company's ability to build and maintain the management and human resources and infrastructure necessary to support the anticipated growth of its business; (iii) competitive factors and developments beyond the Company's control; and (iv) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission, which are available for review at http://www.sec.gov under "Search for Company Filings."

     Company Contact:
     BPO Management Services, Inc.
     Patrick Dolan, Chairman & CEO
     patrick.dolan@bpoms.com

Investor contact:
     Hayden IR
     Brett Maas, 646-536-7331
     brett@haydenir.com

Tables to Follow

BPO MANAGEMENT SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2009 AND DECEMBER 31, 2008
(UNAUDITED)
	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$1,725,513	$2,784,155
Accounts receivable, net of allowance for doubtful accounts of $371,279 and
$530,050, respectively	6,428,279	7,425,805
Inventory	233,125	181,968
Prepaid expenses and other current assets	1,174,593	1,304,910
Total current assets	9,561,510	11,696,838

Equipment, net	8,404,691	7,735,777
Goodwill	4,796,850	4,856,171
Intangible assets, net	5,204,646	5,500,829
Other assets	979,139	959,391
	$28,946,836	$30,749,006
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of lines of credit and long-term debt, net of discount of $2,675
and $2,733, respectively	$4,110,964	$3,662,876
Current portion of capital lease obligations	496,234	394,765
Accounts payable	5,947,561	5,583,598
Accrued expenses	3,357,071	3,428,573
Accrued interest-related party	20,587	-
Accrued dividend payable	1,369,331	1,369,331
Accrued dividend payable-related party	651,281	651,281
Amount due former shareholders of acquired companies	400,000	1,000,000
Deferred revenues	2,857,340	2,957,139
Related party notes payable	830,246	930,246
Income taxes payable	162,873	155,073
Other current liabilities	353,214	380,362
Total current liabilities	20,556,702	20,513,244

Lines of credit and long-term debt, net of current portion and net of discount
of $446 and $1,139, respectively	2,110	399,256
Capital lease obligations, net of current portion	811,479	690,278
Other long-term liabilities	843,415	862,520
Total liabilities	22,213,706	22,465,298

Commitments and contingencies

Stockholders' equity
Convertible preferred stock, Series B, par value $1.00; authorized 21,105,000
shares; 21,103,955 shares issued and outstanding	21,103,955	21,103,955
Common stock, par value $0.10; authorized 1,900,000,000 shares;
15,165,586 shares issued and outstanding	1,516,559	1,516,559
Additional paid-in capital	14,687,206	14,687,206
Accumulated deficit	(30,182,000)	(28,706,729)
Accumulated other comprehensive income, foreign currency translation adjustments	(392,590)	(317,283)
Total stockholders' equity	6,733,130	8,283,708
	$28,946,836	$30,749,006

See accompanying notes to condensed consolidated financial statements.

BPO MANAGEMENT SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008
(UNAUDITED)

	2009	2008

Revenues:
Enterprise content management	$3,606,526	$4,024,352
IT outsourcing	2,750,533	2,877,624
Healthcare	3,622,428	-
Human resource outsourcing	303,186	380,609

Total revenues	10,282,673	7,282,585

Operating expenses:
Cost of services provided	6,696,857	3,543,352
Selling, general and administrative	3,624,767	4,333,817
Research and development	141,931	69,702
Depreciation and amortization	1,123,877	784,429
Share-based compensation	-	207,092

Total operating expenses	11,587,432	8,938,392

Loss from operations	(1,304,759)	(1,655,807)

Interest expense:
Related parties	20,587	26,852
Other, net	142,125	44,961

Total interest expense	162,712	71,813

Net loss before income tax expense	(1,467,471)	(1,727,620)

Income tax expense	7,800	-

Net loss	(1,475,271)	(1,727,620)

Foreign currency translation loss	(75,307)	(197,004)

Comprehensive loss	$(1,550,578)	$(1,924,624)

Basic and diluted net loss per share	$(0.10)	$(0.14)

Basic and diluted weighted average common
shares outstanding	15,165,586	12,247,121

See accompanying notes to condensed consolidated financial statements.